Exhibit 10.13

WAIVER OF RELATED PARTY TENANT OWNERSHIP LIMIT

Archstone Inc.

9200 E. Panorama Circle, Suite 400

Englewood, CO 80112

As of         , 2012

Lehman Brothers Holdings Inc.

Lehman Brothers Commercial Paper Inc.

Archstone Enterprise LP

1271 Avenue of the Americas

New York, NY 10020

Re:     Excepted Holder Limit

Reference is made to that certain Excepted Holder Certificate dated as of the date hereof (the “Certificate”) from Lehman Brothers Holdings Inc. (“Lehman Brothers”), Lehman Brothers Commercial Paper Inc. (“Lehman CP” and together with Lehman Brothers, “Lehman”) and Archstone Enterprise LP (“Enterprise”) to Archstone Inc. (the “Corporation”) making certain representations, warranties, undertakings and agreements. Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the Articles of Incorporation of the Corporation, as amended and/or restated from time to time (the “Charter”).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation hereby acknowledges and agrees for the express benefit of Lehman and Enterprise as follows:

Related Party Tenant Limit Waiver

Based upon and subject to the Certificate and the representations, warranties, undertakings and agreements contained therein, the Corporation hereby advises each of the addressees of this letter that the application of the Related Party Tenant Limit pursuant to Section 6.2.1(a)(ii) of the Charter is hereby waived for the sole and limited purpose of permitting Lehman, Enterprise and any subsidiary of Lehman (the “Lehman Subsidiaries”, and each, a “Lehman Subsidiary”) to Constructively Own up to              shares of Common Stock of the Corporation (the “Common Shares”) plus up to              additional Common Shares that may be received in exchange for              common units in Archstone Operating Partnership LP, subject to adjustment in the case of any stock split, reverse stock split or similar change to the Common Shares (the “Lehman Excepted Holder Limit”). Upon the direct or indirect transfer, sale or other disposition of one or more Common Shares by Lehman, Enterprise or a Lehman Subsidiary, the Lehman Excepted Holder Limit shall be reduced to the number of Common Shares Constructively Owned by Lehman, Enterprise and such Lehman Subsidiaries immediately following such transfer, sale or disposition. Notwithstanding the foregoing, if Lehman,

Enterprise or a Lehman Subsidiary was to subsequently acquire Common Shares after having transferred, sold or otherwise disposed of a portion of its Common Shares that were previously subject to the Lehman Excepted Holder Limit, the Board of Directors will grant a new waiver of the Related Party Tenant Limit to Lehman, Enterprise or such Lehman Subsidiary, as applicable, in connection with such newly acquired Common Shares, provided that, consistent with a waiver of the Related Party Tenant Limit that would apply to any acquirer, the Board of Directors may require that Lehman, Enterprise or such Lehman Subsidiary make, as of the date of such subsequent acquisition of Common Shares, substantially similar representations, warranties, undertakings and covenants as those Lehman and Enterprise have made in the Certificate and which are reasonably necessary to ensure that such ownership will not be in violation of Sections 6.2.1(a)(i), (ii), (iii) and (iv) of the Charter. Additionally, if Lehman, Enterprise or a Lehman Subsidiary receives a subsequent waiver of the Related Party Tenant Limit, such Person will also receive the benefits of the TRS Springing Assignment Mechanism and the Exclusive Purchase Opportunity (each as defined below).

This letter shall be effective as of the date hereof, and shall automatically be deemed to have been revoked (prospectively or, as necessary in order to protect the Corporation’s qualification as a real estate investment trust under the Code, retroactively) upon the occurrence of any event set forth in paragraph 4 under “Representations and Warranties” in the Certificate without any further action on behalf of the Corporation, and the provisions of the Charter shall apply.

This letter, with the exception of the waiver of the Related Party Tenant Limit discussed above, does not waive any of the other restrictions or limitations set forth in Article VI of the Charter as they apply to the Common Shares or shares of Capital Stock actually owned, Beneficially Owned or Constructively Owned by Lehman, Enterprise, or a Lehman Subsidiary, and does not apply to any other Person, including any Person that is a Beneficial or Constructive Owner of Common Shares or Shares of Capital Stock actually owned by Lehman, Enterprise or a Lehman Subsidiary.

TRS Springing Assignment Mechanism

Pursuant to Section 6.2.7(e) of the Charter, (i) the Corporation’s subsidiary operating partnership, Archstone Operating Partnership, LP, a Delaware limited partnership (“AOP”), for itself and each of its direct and indirect subsidiaries, and              a taxable REIT subsidiary of the Corporation (the “TRS”) have entered into that certain Springing Leasehold Contribution and Assignment Agreement, dated as of     , in the form attached hereto as Exhibit A (the “TRS Springing Assignment Mechanism”), (ii) the Corporation shall keep such agreement described in clause (i) with the TRS or another taxable REIT subsidiary of the Corporation in effect at all times that Lehman, Enterprise or a Lehman Subsidiary owns an interest in the Corporation and this waiver has not otherwise been revoked or terminated in accordance with its terms and (iii) the Corporation agrees to cooperate with Lehman, Enterprise and the Lehman Subsidiaries to fix any related party rent problems that arise for the Corporation pursuant to Section 856(d)(2)(B) of the Code notwithstanding the implementation of the agreement described in clause (i).

Exclusive Purchase Opportunity

Except as set forth below, if the ownership, Beneficial Ownership, Constructive Ownership or Transfer of any Common Shares held by Enterprise, Lehman or a Lehman Subsidiary causes or would cause (a) Lehman, Enterprise or a Lehman Subsidiary to Constructively Own Common Shares in excess of the Excepted Holder Limit or (b) a violation of any of Sections 6.2.1(a)(i), (ii), (iii) (after accounting for the TRS Springing Assignment Mechanism) or (iv) of the Charter, then as of the time of the occurrence of any of the foregoing events (even if discovered thereafter), the provisions of the Charter shall apply. Notwithstanding the foregoing, pursuant to Section 6.2.7(e) of the Charter, the Corporation agrees that if the Common Shares held by Lehman, Enterprise or a Lehman Subsidiary are deemed transferred to a Trust pursuant to Section 6.2.1(b) and Section 6.3.1 of the Charter, the Person that held the Common Shares immediately prior to their transfer to the Trust (the “Transferor”) will have an exclusive opportunity (the “Exclusive Purchase Opportunity”), subject to the requirements set forth herein, to repurchase such Common Shares from the Trust for a 90-day period beginning on the date the Corporation gives the Transferor notice of the deemed transfer (which notice shall describe the reason that such Common Shares were transferred to the Trust with specificity so as to enable the Transferor to attempt to resolve such issue). In order to repurchase such Shares, the Transferor will be required to (i) pay the Trust the Market Price of such Common Shares as of the time they are repurchased, as determined solely by the Trustee of the Trust and (ii) demonstrate to the Trustee’s and the Corporation’s satisfaction (which may, in the discretion of the Trustee or the Corporation, include an opinion of counsel selected by the Trustee or the Corporation) that the REIT qualification issues that gave rise to the deemed transfer of the Common Shares into the Trust have been resolved so that the Transferor can reacquire the Common Shares held in Trust without such repurchase resulting in a deemed transfer back to the Trust in accordance with the terms of the Charter. The Trustee shall have the sole right to determine the Market Price of the Common Shares as of the date of the deemed transfer to the Trust, the date of the repurchase of such Common Shares from the Trust and any other relevant point in time, provided that the Trustee shall make such Market Price determinations in the manner described in the definition of “Market Price” in Section 6.1 of the Charter. For the avoidance of doubt, the Trustee will be able to entertain expressions of interest from and discuss pricing and other terms with potential third party buyers during the 90-day period. If the Transferor does not repurchase the Common Shares pursuant to the Exclusive Purchase Opportunity, the Trustee will sell the Common Shares to one or more Persons pursuant to Section 6.3.4 of the Charter.

If the Transferor successfully repurchases such Common Shares pursuant to the Exclusive Repurchase Opportunity, the Transferor will be permitted to net against the purchase price paid for such repurchase the amount that the Transferor would otherwise be entitled to receive from the Trust under Section 6.3.4 of the Charter. For the avoidance of doubt, nothing in this Waiver will alter the application of Sections 6.3.2 and 6.3.3 of the Charter to any of the Common Shares deemed transferred to a Trust.

Transferees

The Corporation agrees that if a Person directly or indirectly acquires Common Shares in a private transfer from Lehman, Enterprise or a Lehman Subsidiary in which 20% or more of the Corporation’s outstanding Common Shares are directly or indirectly transferred, and such transfer would otherwise result in a Person Constructively Owning Common Shares in excess of the Related

Party Tenant Limit, the Corporation shall grant a waiver of the Related Party Tenant Limit to such Person on terms and subject to conditions substantially similar to the waiver granted to Lehman, Enterprise and the Lehman Subsidiaries in order to (i) permit such Person to own and/or Constructively Own such Common Shares, (ii) implement the TRS Springing Assignment Mechanism with respect to any future rental income or other amounts that would not qualify as “rents from real property” to the Corporation pursuant to Code Section 856(d)(2)(B) as a result of the ownership of Common Shares by such direct transferee of Lehman, Enterprise or a Lehman Subsidiary (but not any subsequent transferee of such initial direct transferee) and (iii) provide such direct transferee of Lehman, Enterprise or a Lehman Subsidiary (but not any subsequent transferee of such initial direct transferee) with the Exclusive Purchase Opportunity with respect to any Common Shares held by such Person that are deemed transferred to the Trust pursuant to the Charter; provided, that, in each case, the direct transferee of such Common Shares makes representations, warranties, covenants and undertakings to the Corporation substantially similar in all material respects to those set forth in the Certificate and any additional representations, warranties or covenants as reasonably determined by the Corporation to be necessary in order to ensure that the Corporation will continue to qualify as a REIT.

Remedies Limitation

The Corporation acknowledges and agrees that, in all events, to the extent that any representation, warranty, covenant or undertaking by Lehman or Enterprise is breached or is not true and correct, the sole remedy therefor, and the sole liability of the breaching party, shall be that the Waiver shall automatically be deemed to have been revoked (prospectively or, as necessary in order to protect the Corporation’s qualification as a REIT under the Code, retroactively) without any further action and the implementation of the provisions of the Charter accordingly (the “Remedies Limitation”). For the avoidance of doubt, in no event shall any of the foregoing parties have any liability, nor shall the Remedies Limitation apply, if the TRS Springing Assignment Mechanism avoids what would otherwise be a violation of the ownership limitation described in Section 6.2.1(a)(iii) of the Charter.

Miscellaneous

The Corporation acknowledges and agrees that Lehman and Enterprise have relied on the provisions in this letter in connection with the transactions giving rise to the formation of the Corporation and that they would not have agreed to permit the transactions related to such formation to occur if they did not receive the benefit of this letter. The undertakings of the Corporation herein are for the sole and exclusive benefit of Lehman and Enterprise and may be enforced against the Corporation by Lehman or Enterprise. This letter may not be amended or otherwise modified without the prior written consent of the Corporation, Lehman and Enterprise. Any undertaking of the Corporation in this letter may be waived by Lehman and Enterprise only if such waiver is in writing and specifically references this letter and Lehman’s and Enterprise’s intent to waive a provision hereof. No express waiver of this letter will affect any such right or remedy other than that to which the waiver is applicable and only for that specific occurrence.

Very truly yours,

ARCHSTONE INC.

By:

Name:

Title:

EXHIBIT A

Springing Assignment of Leases Agreement